EXHIBIT 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL NAMES
WILLIAM H. WILCOX CHIEF EXECUTIVE OFFICER

Dallas, Texas (February 26, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that William H. Wilcox had been promoted to chief executive officer with Donald E. Steen continuing in the role of chairman of the Board. Mr. Wilcox, formerly president, will become president and chief executive officer effective April 1.

     Commenting on the promotion, Mr. Steen said, “This promotion is well deserved and recognizes the substantial contribution Bill Wilcox has made to the success of our company. Bill and I have been business partners since the early 1980s, and we will continue to share responsibilities, with Bill focusing on the management of the business while I concentrate on strategy and growth plans for the Company. This promotion is an acknowledgement of Bill’s excellent management of our operations, and it represents a logical division of our span of control to keep pace with the evolution and growth of the Company. Also, separating the function of chairman and chief executive officer is consistent with current best practices in corporate governance.”

     Mr. Wilcox (age 52) joined the Company in 1998 and has been president and a director since that time. Prior to joining United Surgical Partners International, he served as chief executive officer of United Dental Care, president of the Surgery Group of HCA and president and chief executive officer of the Ambulatory Surgery Division of HCA. Bill also served as president, chief operating officer and a director of Medical Care International.

     Commenting on his new position, Mr. Wilcox said, “I am grateful for the additional responsibility and challenge. I have enjoyed working with our many talented employees to develop the Company to this point, and I look forward to continuing to work in tandem with Don to take the Company to the next level. I am pleased with the progress we have made, but even more excited about our future.”

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USPI Names Wilcox CEO

February 26, 2004

     The Company also announced the promotion of Mark C. Garvin to senior vice president and chief operating officer. Mr. Garvin (age 39) joined United Surgical Partners International in 2001 as part of the Company’s merger with OrthoLink Physicians Corporation. Since that time, Mr. Garvin has served as senior vice president — operations, managing the Company’s eastern division.

     United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 74 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 62 domestic facilities, 35 are jointly owned with 16 not-for-profit healthcare systems.

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